                                                                    EXHIBIT 10.6

                                                                [Execution Copy]









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                         CERTIFICATE PURCHASE AGREEMENT

                            Dated as of May 21, 1999


                                      among


                             NEXTCARD FUNDING CORP.,
                               as the Transferor,

                                 NEXTCARD, INC.,
                                as the Servicer,

                       SHEFFIELD RECEIVABLES CORPORATION,
                                as the Purchaser,

                                       and

                               BARCLAYS BANK PLC,
                                  as the Agent


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



                                TABLE OF CONTENTS

Section                                                                                 Page

                                    ARTICLE I

                                  DEFINITIONS............................................ 1

SECTION 1.01.  Terms Defined in the Supplement and the Pooling and Servicing
                 Agreement; Certain Defined Terms.........................................1
SECTION 1.02.  Accounting Terms; Other Terms.............................................11
SECTION 1.03.  Other Rules of Construction...............................................11
SECTION 1.04.  Computation of Time Periods...............................................11

                                   ARTICLE II

                    PURCHASE AND SALE; PURCHASE COMMITMENT...............................12

SECTION 2.01.  Purchase and Sale of the Certificates.....................................12
SECTION 2.02.  Purchase Price............................................................12
SECTION 2.03.  Increases and Decreases in the Invested Amount............................12
SECTION 2.04.  Commitment Fee............................................................13
SECTION 2.05.  Termination or Reduction of the Purchase Commitment.......................13
SECTION 2.06.  Calculation and Payment of Monthly Interest and Fees; Selection
                 of Commercial Paper Note Maturities.....................................13
SECTION 2.07.  Increased Costs...........................................................14
SECTION 2.08.  Increased Capital.........................................................16
SECTION 2.09.  Taxes.....................................................................17

                                   ARTICLE III
                                     CLOSING.............................................21
SECTION 3.01.  Closing...................................................................21
SECTION 3.02.  Transactions to be Effected at the Closing................................21

                                   ARTICLE IV

                          PURCHASER CONDITIONS PRECEDENT.................................21

SECTION 4.01.  Conditions Precedent to the Purchase of the Certificates..................21
SECTION 4.02.  Conditions Precedent to Invested Amount Increases.........................23

                                    ARTICLE V

                         TRANSFEROR CONDITIONS PRECEDENT.................................24
SECTION 5.01.  Conditions Precedent to the Sale of the Certificates......................24

                                       2
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
Section                                                                                 Page

                                   ARTICLE VI

                          REPRESENTATIONS AND WARRANTIES.................................25
SECTION 6.01.  Corporate Existence.......................................................25
SECTION 6.02.  Corporate Authority.......................................................25

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
Section                                                                                Page
-------                                                                                ----

SECTION 6.03.  No Consents Required......................................................26
SECTION 6.04.  No Violation..............................................................26
SECTION 6.05.  Financial Statements......................................................26
SECTION 6.06.  No Proceeding.............................................................27
SECTION 6.07.  Trust Indenture Act; Investment Company Act...............................27
SECTION 6.08.  No Pay Out Event or Other Default.........................................27
SECTION 6.09.  The Certificates..........................................................27
SECTION 6.10.  Absence of Material Adverse Change........................................28
SECTION 6.11.  Taxes, Etc................................................................28
SECTION 6.12.  Disclosure................................................................28
SECTION 6.13.  Year 2000 Plan............................................................28
SECTION 6.14.  FICO Scores...............................................................29
SECTION 6.15.  Location of Offices.......................................................29
SECTION 6.16.  Pooling and Servicing Representations and
                           Warranties....................................................29

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

                          OF THE PURCHASER AND THE AGENT.................................29

SECTION 7.01.  Organization..............................................................29
SECTION 7.02.  Authority.................................................................29
SECTION 7.03.  Securities Act............................................................30
SECTION 7.04.  Investment Company Act....................................................30

                                  ARTICLE VIII

                          COVENANTS OF THE TRANSFEROR....................................31

SECTION 8.01.  Access to Information.....................................................31
SECTION 8.02.  Reporting Requirements of the Transferor..................................31
SECTION 8.03.  Optional Repurchase.......................................................32
SECTION 8.04.  Termination of the Loan Agreement.........................................32
SECTION 8.05.  Location of Chief Executive Office........................................33

                                   ARTICLE IX

                                  [RESERVED].............................................33

                                    ARTICLE X

                               INDEMNIFICATION...........................................33

SECTION 10.01.  Indemnification by the Transferor and the Servicer.......................33
SECTION 10.02.  Costs and Expenses.......................................................34

                                   ARTICLE XI

                                    THE AGENT............................................35


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
Section                                                                                Page
-------                                                                                ----

SECTION 11.01.  Authorization and Action.................................................35
SECTION 11.02.  Agent's Reliance, Etc....................................................35
SECTION 11.03.  Agent and Affiliates.....................................................36
SECTION 11.04.  Purchase Decision........................................................36
SECTION 11.05.  Indemnification..........................................................37
SECTION 11.06.  Successor Agent..........................................................37

                                   ARTICLE XII

                                   MISCELLANEOUS.........................................38

SECTION 12.01.  Amendments, Etc..........................................................38
SECTION 12.02.  Notices, Etc.............................................................38
SECTION 12.03.  No Waiver; Remedies......................................................39
SECTION 12.04.  Binding Effect; Assignability............................................40
SECTION 12.05.  Certificates as Evidence of Indebtedness.................................42
SECTION 12.06.  Governing Law............................................................42
SECTION 12.07.  No Proceedings...........................................................42
SECTION 12.08.  Execution in Counterparts................................................43
SECTION 12.09.  No Recourse..............................................................43
SECTION 12.10.  Confidentiality..........................................................44

     CERTIFICATE PURCHASE AGREEMENT dated as of May 21, 1999, among NEXTCARD FUNDING CORP., a Delaware corporation, as the Transferor, NEXTCARD, INC., a Delaware corporation ("NextCard"), as the Servicer, SHEFFIELD RECEIVABLES CORPORATION, a Delaware corporation (the "Purchaser") and BARCLAYS BANK PLC ("Barclays"), as agent (in such capacity, the "Agent") for the Purchaser and the other "Owners" (as defined below).

     In consideration of the representations, warranties and agreements herein contained, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. Terms Defined in the Supplement and the Pooling and Servicing Agreement; Certain Defined Terms. Unless otherwise defined herein, terms defined in the Supplement (as defined below) or the Pooling and Servicing Agreement (as defined below) are used herein with the meanings ascribed to them therein. In addition, as used herein, the following terms shall have the following meanings:

     "Act" shall mean the Securities Act of 1933.

     "Additional Amounts" shall mean, for each Interest Period, an amount equal to the sum of (a) the aggregate amount payable to all Affected Parties pursuant to Sections 2.07, 2.08 and 2.09 in respect of such Interest Period and (b) the aggregate of such amounts with respect to prior Interest Periods which remain unpaid.

     "Affected Party" shall mean the Purchaser, the Agent, each Liquidity Provider, any permitted assignee of the Purchaser or any Liquidity Provider, any Enhancement Provider and any assignee of any Enhancement Provider or Barclays.

     "Agreement" shall mean this agreement and any supplements, amendments, exhibits and schedules hereto.

     "Alternative Rate" shall mean, with respect to any Interest Period (or portion thereof), an interest rate per annum equal to the Eurodollar Rate (Reserve Adjusted); provided, however, that:

          (a) if the Required Owners shall notify the Agent prior to the related rate determination date that a Eurodollar Rate Disruption Event has occurred and is continuing, then the "Alternative Rate" for such Interest Period (or portion thereof) shall be an interest rate per annum equal to the Alternate Base Rate in effect from time to time during such Interest Period (or portion thereof) unless the Agent and the Transferor agree in writing to a different rate;

          (b) if any Owner shall have notified the Agent on or before the applicable rate determination date that the Eurodollar Rate for any Interest Period (or portion thereof) does not accurately reflect the cost to such Owners of funding their respective investments in the Certificates for such Interest Period (or portion thereof), then the "Alternative Rate" with respect to such Owner's share of the outstanding principal balance of the Certificates for such Interest Period (or portion thereof) shall be an interest rate per annum equal to the Alternate Base Rate in effect from time to time during such Interest Period (or portion thereof) unless the Agent and the Transferor agree in writing to a different rate;

          (c) if for any reason the Alternative Rate becomes applicable on notice to the Agent of less than three Business Days (determined giving effect to clause (b) of the definition of "Business Day"), the "Alternative Rate" shall be the Alternate Base Rate in effect from time to time during the period prior to the satisfaction of such three Business Days' notice requirement (determined giving effect to clause (b) of the definition of "Business Day"); and

          (d) notwithstanding anything to the contrary in clauses (a) through
     (c) above, at all times following the occurrence of a Pay Out Event the "Alternative Rate" for any Interest Period shall be a rate per annum equal to the Alternate Base Rate in effect from time to time during such Interest Period, unless the Agent and the Transferor agree in writing to a different rate.

     "Alternate Base Rate" shall mean, on any date, a fluctuating rate of interest per annum equal to the highest of:

          (a) the rate of interest most recently announced by Barclays at its branch office in New York, New York as its prime or reference rate; and

          (b) the Federal Funds Rate plus 0.50%.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by Barclays in connection with extensions of credit.

     "Barclays" shall have the meaning specified in the preamble hereto.

     "Breakage Costs" means, for each Owner for each funding period, to the extent that an Owner is funding the maintenance of its investment in the Invested Amount during such funding period through the issuance of Commercial Paper Notes or at the Eurodollar Rate (Reserve Adjusted), during which the amount of such investment is reduced (in whole or in part) prior to the end of the period for which it was originally scheduled to remain outstanding, whether as a result of the commencement of a Limited Amortization Period or otherwise (the amount of such reduced investment being referred to as the "Allocated Amount"), the excess of (a) the discount or interest that would have accrued on the Allocated Amount during the remainder of such funding period if such reduction had not occurred over (b) the income scheduled to be received by such Owner from investing the Allocated Amount for the remainder of such funding period, it being understood that in investing such Allocated Amount such Owner will, but without limitation to its discretion, endeavor to minimize the associated Breakage Costs.

     "Business Day" shall mean a day that is (a) a "Business Day" under and as defined in the Pooling and Servicing Agreement and (b) when used in connection with the Eurodollar Rate, a day on which dealings in Dollars are carried on in the London interbank market and, if the Eurodollar Rate is being determined pursuant to the second sentence of the definition of "Eurodollar Rate," in the eurodollar interbank market of the Agent's Eurodollar Office.

     "Certificate Rate" shall mean, for any Interest Period, the sum of (a) the Program Fee Rate and (b) Cost of Funds for such Interest Period, adjusted, as necessary, to yield, when applied to the outstanding principal balance of the Certificates, an amount sufficient to pay interest on the incremental effective principal balance of any funding resulting from the capitalization of interest during such Interest Period. On the Business Day immediately preceding each Determination Date, the Agent shall notify the Servicer and the Trustee of the Certificate Rate for the related Interest Period.

     "Closing" shall have the meaning set forth in Section 3.01.

     "Closing Date" shall have the meaning set forth in Section 3.01.

     "Collection Date" shall mean the earliest Business Day following the termination (as opposed to suspension) of the Revolving Period on which the Invested Amount shall have been reduced to zero and all other amounts due to the Owners shall have been paid in full.

     "Commercial Paper Notes" shall mean short-term promissory notes issued or to be issued by the Purchaser to fund its investments in accounts receivable and other financial assets.

     "Commitment Fee Rate" shall have the meaning specified in the Fee Letter.

     "Cost of Funds" shall mean, for any Interest Period, the weighted average (based upon time and dollar amount) of the following rates applicable during such Interest Period for each Owner: (a) to the extent such Owner is the Purchaser and funds its share of the outstanding principal balance of the Certificates for such Interest Period by issuing Commercial Paper

Notes, a rate equal to the CP Rate for such Interest Period and (b) to the extent such Owner either (i) is not the Purchaser or (ii) is the Purchaser and funds its share of the Invested Amount for such Interest Period other than by issuing Commercial Paper Notes, a rate equal to the Alternative Rate for such Interest Period or such other rate as the Agent and the Transferor shall agree to in writing.

     "CP Rate" shall mean with respect to any Interest Period (or portion thereof), the per annum rate calculated to yield the "weighted average cost" (as defined below) related to the issuance of Commercial Paper Notes that are allocated, in whole or in part by the Purchaser (or by the Agent) to fund or maintain its interest in the Certificates during such Interest Period (or portion thereof) and all interests in receivables or other financial assets of "Other Pool Transferors" (as defined below), if any, held by the Purchaser; provided, however, that if any component of such rate is a discount rate, in calculating the "CP Rate" for such Interest Period (or portion thereof) the Purchaser shall for such component use the rate resulting from converting such discount rate to an interest-bearing equivalent rate per annum. As used in this definition, (a) the Purchaser's "weighted average cost" for any Interest Period means the sum of (i) the actual interest paid to purchasers of the applicable Commercial Paper Notes, (ii) the commissions of placement agents and dealers in respect of such Commercial Paper Notes; provided, however, that such commissions shall not exceed [*] of the outstanding face amount of such Commercial Paper Notes from time to time unless the Agent shall have provided the Transferor with prior notice that such commissions will exceed such amount, and (iii) other borrowings by the Purchaser (other than under any Liquidity Agreement), including to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market and (b) "Other Pool Transferors" means all other Persons that transfer interests (including security interests) in receivables or other financial assets to the Purchaser to the extent that such interests in receivables or other financial assets are aggregated with the interest of the Purchaser in the Certificates and funded on a pooled basis by the Purchaser; and provided, further, that at all times following the occurrence of


"An asterisk [*] indicates that certain information has been omitted from this agreement pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission."

a Pay Out Event, the "CP Rate" for any Interest Period (or portion thereof) shall be the Alternative Rate in effect from time to time.

     "Dollars" or "$" shall mean lawful money of the United States.

     "Enhancement Agreement" shall mean and include any agreement (other than any Liquidity Agreement) outstanding from time to time for the benefit of the Purchaser providing for the issuance of one or more letters of credit or surety bonds for the account of the Purchaser, the making of loans to the Purchaser or any other extensions of credit to or for the account of the Purchaser to support all or any part of the Purchaser's payment obligations under its Commercial Paper Notes or to provide an alternate means of funding the Purchaser's investments in accounts receivable or other financial assets, in each case, as amended, supplemented or otherwise modified from time to time.

     "Enhancement Provider" shall mean and include Barclays and any other or additional bank, financial guaranty insurance company or other financial institution now or hereafter extending credit or having a commitment to extend credit to or for the account of the Purchaser under an Enhancement Agreement so long as such other or additional bank, financial guaranty insurance company or other financial institution is, at the time of each extension of such credit and each incurrence of a commitment to extend such credit either a Permitted Assignee or a Person consented to in writing by the Transferor.

     "Eurocurrency Liabilities" shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Eurodollar Margin" shall have the meaning specified in the Fee Letter.

     "Eurodollar Office" shall mean such office or offices through which the Agent determines the Eurodollar Rate. A Eurodollar Office of the Agent may be, at the option of the Agent, either a domestic or foreign office.

     "Eurodollar Rate" shall mean, with respect to any Interest Period (or portion thereof), a per annum rate of interest equal to the rate shown on page 3750 of the Dow Jones & Company Telerate screen or any successor page as the composite offered rate for London interbank deposits for a period approximating such Interest Period (or portion thereof), as shown under the heading "USD" as of 11:00 A.M. (London time) on the second Business Day before (and for value on) the first day of such Interest Period (or portion thereof). In the event no such rate appears, the Eurodollar Rate shall be, with respect to any Interest Period, the per annum rate of interest at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of the Agent by prime banks in the interbank eurodollar market at or about 10:00 a.m., London time, on the second Business Day before (and for value on) the first day of such Interest Period (or portion thereof) and in an amount of not less than $1,000,000 for such Interest Period (or portion thereof).

     "Eurodollar Rate (Reserve Adjusted)" shall mean, with respect to any Interest Period (or portion thereof), the sum of (a) the Eurodollar Margin and
(b) the per annum rate of interest (rounded upward, if necessary, to the nearest whole multiple of 1/16th of one percent per annum) determined by dividing (i) the Eurodollar Rate for such Interest Period (or portion thereof) by (ii) one minus the Eurodollar Reserve Percentage (expressed as a decimal) applicable during such Interest Period (or portion thereof).

     "Eurodollar Rate Disruption Event" shall mean, for any Owner for any Interest Period, any of the following: (a) a determination by such Owner that it would be contrary to law or to the directive of any central bank or other Governmental Authority to obtain Dollars in the London interbank market to fund or maintain its investment in the Certificates for such Interest Period or (b) the inability of such Owner by reason of circumstances affecting the London interbank market generally, to obtain Dollars in such market to fund its investment in the Certificates for such Interest Period.

     "Eurodollar Reserve Percentage" shall mean, with respect to any Interest Period (or portion thereof), the reserve percentage (rounded upwards, if necessary, to the nearest 1/16th of one percent per annum) applicable during such Interest Period (or portion thereof) (or, if more than one such percentage shall be so applicable during such Interest Period, the daily average of such percentages for those days in such Interest Period (or portion thereof) during which any such percentages shall be in effect) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for banks or other financial institutions subject to such regulations with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period (or portion thereof).

     "Excluded Taxes" shall have the meaning specified in Section 2.09(a).

     "Federal Bankruptcy Code" shall mean the bankruptcy code of the United States of America codified in Title 11 of the United States Code.

     "Federal Funds Rate" shall mean, for any period, a fluctuating per annum interest rate for each day during such period equal to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such no such rate is published for such day because such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Barclays from three federal funds brokers of recognized standing selected by it.

     "Fee Letter" shall mean the letter agreement of even date herewith, among the Transferor, NextCard, the Purchaser and the Agent, regarding certain fees payable by the Transferor under or in connection with this Agreement, as the same may be amended, restated or otherwise modified from time to time.

     "Governmental Actions" shall mean any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

     "Governmental Rules" shall mean any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

     "Interpretation" as used in Sections 2.07 and 2.08 hereof with respect to any law or regulation shall mean the interpretation or application of such law or regulation by any Governmental Authority (including, without limitation, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government), central bank, accounting standards board, financial services industry advisory body or any comparable entity.

     "Liquidity Agreement" shall mean and include (a) the Revolving Asset Purchase Agreement of even date herewith among the Purchaser, Barclays, and the Liquidity Providers supporting the Purchaser's payment obligations with respect to the Commercial Paper Notes issued to fund its purchase or maintenance of the Certificates hereunder, as amended, supplemented or otherwise modified from time to time, and (b) any other agreement outstanding from time to time for the benefit of the Purchaser providing for the sale by the Purchaser of undivided percentage interests in the Certificates or the making of loans or other extensions of credit to support all or part of the Purchaser's payment obligations under the Commercial Paper Notes issued to fund its purchase or maintenance of the Certificates or to provide an alternate means of funding the Purchaser's investment in the Certificates hereunder, and under which the amount available from such sale or such extension of credit is limited to an amount calculated by reference to the value or eligible unpaid balance of such Certificates or any portion thereof or the level of credit enhancement available with respect thereto, in each case as amended, supplemented or otherwise modified from time to time.

     "Liquidity Provider" shall mean a financial institution providing liquidity support to or for the account of the Purchaser pursuant to a Liquidity Agreement, so long as, at the time of each extension of such support and each incurrence of a commitment to extend such support, such financial institution is either a Permitted Assignee or a Person consented to in writing by the Transferor.

     "Liquidity Reduction Date" shall mean either (a) unless the applicable Liquidity Provider is earlier replaced by the Agent with a commercial bank satisfactory to the Agent having a commercial paper or short-term deposit rating of A-1+ from Standard & Poor's and P1 from Moody's, the latest of (i) the day on which any portion of the commitment of any Liquidity Provider to provide liquidity support to the Purchaser in connection with the Certificates shall be terminated, (ii) such later date as the Agent may specify and (iii) the first Business Day that is at least 90 days after delivery by the Agent to the Transferor of written notice that the commitment of any Liquidity Provider to provide liquidity support to the Purchaser in connection with the Certificates shall be terminated or (b) unless the applicable Liquidity Provider is earlier replaced by the Agent with a commercial bank satisfactory to the Agent having a commercial paper or short-term deposit rating of A-1+ from Standard & Poor's and P1 from Moody's the latest of (i) the first Business Day that is 30 days after the date on which a Liquidity Provider is downgraded to a level less than that required by the rating agencies rating the commercial paper notes of the Purchaser (a "Downgrade Event"), (ii) such later date as the Agent may specify and (iii) the first Business Day that is at least 30 days after delivery by the Agent to the Transferor of written notice of the applicable Downgrade Event.

     "Losses" shall have the meaning set forth in Section 10.01.

     "Monthly Interest" shall mean with respect to any Distribution Date, an amount equal to the sum of (a) the product of (i) the Certificate Rate in effect with respect to the Interest Period ending immediately prior to such Distribution Date, (ii) the average daily principal balance of the Certificates during such Interest Period, and (iii) a fraction the numerator of which is the actual number of days in such Interest Period and the denominator of which is 360, plus (b) all Breakage Costs incurred by Owners during the immediately preceding Interest Period.

     "Other Taxes" shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment or deposit required to be made hereunder, under the Pooling and Servicing Agreement or the Supplement or from the execution, delivery or registration of, or otherwise with respect to, any of the foregoing.

     "Owner" shall mean the Purchaser and all other owners by assignment, participation or otherwise of a Certificate or any interest therein.

     "Permitted Assignee" shall mean each Person listed in a letter from the Transferor to the Agent dated as of the date hereof, as such list may be modified from time to time by the Transferor; provided that such modifications do not result in fewer than 15 Persons being specified in such letter.

     "Pooling and Servicing Agreement" shall mean the Amended and Restated Pooling and Servicing Agreement dated as of May 21, 1999, among the Transferor, the Servicer and the Trustee, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

     "Program Fee Rate" shall have the meaning specified in the Fee Letter.

     "Purchase Commitment" shall mean the commitment of the

Purchaser to acquire interests in the Certificates in a maximum aggregate principal amount outstanding from time to time not to exceed $300,000,000, as such amount may be reduced from time to time pursuant to Section 2.05.

     "Purchase Commitment Termination Date" shall mean the earliest of (a) the Business Day preceding the day on which the Scheduled Amortization Period commences, (b) the Business Day preceding the day on which the Early Amortization Period commences and (c) the Scheduled Liquidity Termination Date.

     "Purchase Price" shall have the meaning set forth in Section 2.02.

     "Required Owners" shall mean, at any time, those Owners owning interests in Certificates aggregating 66-2/3% of the aggregate unpaid principal balance of the Certificates at such time.

     "Scheduled Liquidity Termination Date" shall mean May 19, 2000, as such date may be extended pursuant to Section 2.05(b).

     "Certificate Documents" shall mean the Pooling and Servicing Agreement, the Series 1999-2 Supplement, each Receivables Purchase Agreement and the Certificates.

     "Supplement" shall mean the Series 1999-2 Supplement dated as of May 21, 1999, among the Transferor, the Servicer and the Trustee.

     "Taxes" shall have the meaning set forth in Section 2.09(a).

     "Transferor" shall have the meaning specified in the preamble hereto.

     "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

     "Year 2000 Plan" shall have the meaning set forth in

Section 6.09.

     "Year 2000 Problem" shall have the meaning set forth in Section 6.09.

     SECTION 1.02. Accounting Terms; Other Terms. Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings customarily given to them in accordance with generally accepted United States accounting principles or United States regulatory accounting principles, as applicable, as in effect from time to time, and all financial computations hereunder shall, unless otherwise specifically provided, be computed in accordance with generally accepted United States accounting principles or United States regulatory accounting principles, as applicable, as in effect from time to time, consistently applied. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

     SECTION 1.03. Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of and schedules and exhibits to this Agreement unless otherwise indicated. The words "hereof", "herein", "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto. Words in the singular include the plural and in the plural include the singular. Unless the context otherwise requires, the word "or" is not exclusive. The word "including" shall be deemed to mean "including, without limitation". The section and article headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as otherwise specified herein, all references herein (a) to any Person shall be deemed to include such Person's successors and assigns and (b) to any Governmental Rule or contract specifically defined or referred to herein shall be deemed references to such Governmental Rule or contract as the same may be supplemented, amended, waived, consolidated, replaced or modified from time to time, but only to the extent permitted by, and effected in accordance with, the terms thereof.

     SECTION 1.04. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."


                                   ARTICLE II

                     PURCHASE AND SALE; PURCHASE COMMITMENT

     SECTION 2.01. Purchase and Sale of the Certificates. On the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Transferor agrees to sell, transfer and deliver to the Agent, at the Closing, for the benefit of the Purchaser and any other Owners from time to time, and the Purchaser agrees to purchase from the Transferor, at the Closing, the entire beneficial interest in the Certificates.


     SECTION 2.02. Purchase Price. The Certificates are to be purchased at an initial purchase price (the "Purchase Price") of $95,129,084.82, representing 100% of the Initial Invested Amount. Upon satisfaction of the conditions to closing set forth in Articles IV and V, the Purchase Price is to be remitted to the Transferor in immediately available funds by wire transfer pursuant to written instructions to be provided to the Agent at least five Business Days prior to the Closing Date.

     SECTION 2.03. Increases and Decreases in the Invested Amount. (a) Subject to the terms and conditions of Section 4.10 of the Supplement, the Purchaser hereby agrees from the Closing Date to (but not including) the Purchase Commitment Termination Date to fund any Invested Amount Increase requested by the Transferor from the Agent and the Purchaser in accordance with the procedures described in Section 4.10 of the Supplement;

provided, however, that at no time shall the aggregate outstanding principal amount of the Certificates allocable to the Purchaser exceed the Purchase Commitment. On the date of the applicable Invested Amount Increase, the Purchaser shall remit to the Agent, in immediately available funds, the amount of such Invested Amount Increase, whereupon the Agent will remit such amount, in immediately available funds, to the Transferor in accordance with such payment instructions as the Transferor shall have delivered in writing to the Agent at least one Business Day prior to the date of such Invested Amount Increase.

          (b) The Invested Amount may be decreased from time to time in accordance with the procedures described in of the Supplement and, so long as the Purchase Commitment Termination Date has not occurred, subsequently increased in accordance with the requirements of this Agreement and Section
     4.10 of the Supplement.

          (c) Notwithstanding anything to the contrary contained herein, if any Invested Amount Increase is not made on the date specified by the Transferor in its written request therefor delivered pursuant to Section
     4.10 of the Supplement, the Transferor shall indemnify each Affected Party against any reasonable loss, cost or expense incurred by such Affected Party as a result of such occurrence, including, without limitation, any reasonable loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party to fund such anticipated Invested Amount Increase.

     SECTION 2.04. Commitment Fee. From and after the Closing Date until the Purchase Commitment Termination Date, the Transferor shall pay to the Purchaser a commitment fee equal to the product of (a) the average daily amount of the excess of (i) the Purchase Commitment over (ii) the aggregate outstanding principal amount of all Certificates held by or for the benefit of the Purchaser and (b) the Commitment Fee Rate, payable in arrears on each Distribution Date.

     SECTION 2.05. Termination or Reduction of the Purchase

Commitment; Scheduled Liquidity Termination Date. (a) Upon at least five Business Days' notice to the Purchaser, the Transferor may terminate in whole or reduce in part the unused portion of the Purchase Commitment; provided, however, that any such reduction in part shall be in a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) if, after giving effect to such reduction, the Purchase Commitment would be less that $100,000,000, such reduction shall be either in such smaller amount as will not cause the Purchase Commitment to be less than $100,000,000 or in a amount sufficient to reduce the Purchase Commitment hereunder to zero.

          (b) If the Scheduled Liquidity Termination Date in effect at any time will not be extended, the Agent agrees that it will so notify the Transferor and the Servicer in writing at least 30 days prior to such Scheduled Liquidity Termination Date. To the extent that the Agent has not delivered a notice of nonextension as contemplated in the preceding sentence, the Agent will, on or before the Scheduled Liquidity Termination Date then in effect, notify the Transferor and the Servicer of the new Scheduled Liquidity Termination Date, whereupon such new date shall be the effective Scheduled Liquidity Termination Date.

     SECTION 2.06. Calculation and Payment of Monthly Interest and Fees; Selection of Commercial Paper Note Maturities. (a) The amount of interest payable on each Distribution Date in respect of Certificates shall equal the Monthly Interest for such Distribution Date. The Agent shall notify the Servicer, the Trustee and the Purchaser, on the Business Day preceding each Determination Date, of the Monthly Interest for the related Distribution Date and the Certificate Rate for the related Interest Period.

          (b) Out of the Monthly Interest received by the Agent for each Interest Period, the Agent shall remit to each Owner an amount of interest equal to the product of (i) such Owner's cost of funds and (ii) such Owner's allocable share of the Invested Amount during such Interest Period, plus the amount of any Breakage Costs applicable to such Owner in respect of such Distribution Date.

          (c) All computations of interest, fees and other amounts under this Agreement shall be made on the basis of a year of 360 days and the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

          (d) The Purchaser (or the Agent on its behalf) shall select the maturities of Commercial Paper Notes allocated to fund or maintain the Purchaser's interest in the Certificates in consultation with the Transferor; provided, however, that (i) such no such Commercial Paper Note shall in any event mature more than 90 days after the date it is issued and
     (ii) notwithstanding the Agent's agreement to consult with the Transferor in selecting maturities for such Commercial Paper Notes, the Agent, on behalf of the Purchaser, shall retain full and absolute discretion to select such maturities.

     SECTION 2.07. Increased Costs. (a) If due to the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the Interpretation of any law or regulation or the imposition of any guideline or request from any central bank or other Governmental Authority after the date hereof, there shall be an increase in the cost to an Affected Party of making, funding or maintaining any investment in the Certificates or any interest therein or of agreeing to purchase or invest in the Certificates or any interest therein, as the case may be (other than by reason of any Interpretation of or change in laws or regulations relating to Taxes or Excluded Taxes, such Affected Party shall promptly submit to the Transferor, the Servicer and the Agent a certificate setting forth in reasonable detail, the calculation of such increased costs incurred by such Affected Party. In determining such amount, such Affected Party may use any reasonable averaging and attribution methods, consistent with the averaging and attribution methods generally used by such Affected Party in determining amounts of this type. The amount of increased costs set forth in such certificate (which certificate shall, in the absence of manifest error, be prima facie evidence as to such amount) shall be included in the Additional Amounts for (a) the first full Interest Period immediately succeeding the date on which the certificate specifying the amount owing was delivered and (b) to the extent remaining outstanding, each Interest Period thereafter until paid in full. The Agent shall, out of amounts received by it in respect of the Additional Amounts on any Distribution Date, pay to each Affected Party, any increased costs due pursuant to this Section 2.07, provided, however, that if the amount distributable in respect of the Additional Amounts on any Distribution Date is less than the aggregate amount payable to all Affected Parties pursuant to Sections 2.07, 2.08 and 2.09 for the corresponding Interest Period, the resulting shortfall shall be allocated among such Affected Parties on a pro rata basis (determined by the amount owed to each). Failure on the part of any Affected Party to demand compensation for any amount pursuant to this Section 2.07 for any period shall not constitute a waiver of such Affected Party's right to demand compensation for such period; provided, however, that no Affected Party shall be entitled to compensation for any such amount relating to any period ending more than six months prior to the date that such Affected Party notifies the Transferor, the Servicer and the Agent in writing thereof.

          (b) Each Owner agrees that it shall use its best efforts to take (or cause any Affected Party claiming through such Owner to take) such steps as would eliminate or reduce the amount of any increased costs described in this Section 2.07 incurred by such Owner or Affected Party; provided that no such steps shall be required to be taken if, in the reasonable judgment of such Owner or Affected Party, such steps would be disadvantageous to such Owner or Affected Party or inconsistent with its internal policy and legal and regulatory restrictions. To the extent that, notwithstanding such efforts, any Owner that is a Liquidity Provider (or any Affected Party claiming through an Owner that is a Liquidity Provider) is unable to eliminate such increased costs and makes a demand hereunder, the Purchaser may replace such Liquidity Provider with another commercial bank satisfactory to the Purchaser, the Agent and the Transferor; provided, however, that the Purchaser shall be under no obligation to so replace a Liquidity Provider requesting any amount under this Section 2.07, and shall in no event replace such Liquidity Provider if it is Barclays.

     SECTION 2.08. Increased Capital. (a) If the introduction of or any change in or in the Interpretation of any law or regulation or the imposition of any guideline or request from any central bank or other Governmental Authority, in each case, after the date hereof, affects or would affect the amount of capital required or expected to be maintained by any Affected Party, and such Affected Party determines that the amount of such capital is increased as a result of (i) the existence of the Purchaser's agreement to make or maintain an investment in the Certificates or any interest therein and other similar agreements or facilities, or (ii) the existence of any agreement by Affected Parties to make or maintain an investment in the Certificates or any interest therein or to fund any such investment and any other commitments of the same type, such Affected Party shall promptly submit to the Transferor, the Servicer and the Agent a certificate setting forth the additional amounts required to compensate such Affected Party in light of such circumstances. In determining such amount, such Affected Party may use any reasonable averaging and attribution methods, consistent with the averaging and attribution methods generally used by such Affected Party in determining amounts of this type. The amount set forth in such certificate (which certificate shall, in the absence of manifest error, be prima facie evidence as to such amount) shall be included in the Additional Amounts for (a) the first full Interest Period immediately succeeding the date on which the certificate specifying the amount owing was delivered and (b) to the extent remaining outstanding, each Interest Period thereafter until paid in full. The Agent shall, out of amounts received by it in respect of the Additional Amounts on any Distribution Date, pay to each Affected Party any amount due pursuant to this Section 2.08, provided, however, that if the amount distributable in respect of the Additional Amounts on any Distribution Date is less than the aggregate amount payable to all Affected Parties pursuant to Sections 2.07, 2.08 and 2.09 for the corresponding Interest Period, the resulting shortfall shall be allocated among such Affected Parties on a pro rata basis (determined by the amount owed to each). Failure on the part of any Affected Party to demand compensation for any amount pursuant to this Section 2.08 for any period shall not constitute a waiver of such Affected Party's right to demand compensation for such period; provided, however, that no Affected Party shall be entitled to compensation for any such amount relating to any period ending more than six months prior to the date that such Affected Party notifies the Transferor, the Servicer and the Agent in writing thereof.

          (b) Each Owner agrees that it shall use its best efforts to take (or cause any Affected Party claiming through such Owner to take) such steps as would eliminate or reduce the amount of any increased costs described in this Section 2.08 incurred by such Owner or Affected Party; provided that no such steps shall be required to be taken if, in the reasonable judgment of such Owner or Affected Party, such steps would be disadvantageous to such Owner or Affected Party or inconsistent with its internal policy and legal and regulatory restrictions. To the extent that, notwithstanding such efforts, any Owner that is a Liquidity Provider (or any Affected Party claiming through an Owner that is a Liquidity Provider) is unable to eliminate such amount in respect of which compensation is payable pursuant to this Section 2.08 and makes a demand hereunder, the Purchaser may replace such Liquidity Provider with another commercial bank satisfactory to the Purchaser, the Agent and the Transferor; provided, however, that the Purchaser shall be under no obligation to so replace a Liquidity Provider requesting any amount under this Section 2.08, and shall in no event replace such Liquidity Provider if it is Barclays.

     SECTION 2.09. Taxes. (a) Subject to subsection 2.09(d), any and all payments and deposits required to be made hereunder or under the Pooling and Servicing Agreement or the Supplement by the Transferor or the Trustee to or for the benefit the Agent or any Owner shall be made, to the extent allowed by law, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by any Governmental Authority, excluding, in the case of each Owner and the Agent, (x) taxes, levies, imposts, deductions, charges or withholdings imposed on, or measured by reference to, the net income of such Owner or the Agent, as applicable, franchise taxes imposed on such Owner or the Agent, as applicable (including, without limitation, branch profits taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on net income), and any other taxes (other than withholding taxes not imposed by section 1446 of the Code and Other Taxes), levies, imposts, deductions, charges or withholdings based or imposed on income or the receipts or gross receipts of such Owner or the Agent, as applicable, in each case, by any of (i) the United States or any State thereof, (ii) the state or foreign jurisdiction under the laws of which such Owner or the Agent, as applicable, is organized, with which it has a present or former connection (other than solely by reason of this Agreement), or in which it is otherwise doing business or (iii) any political subdivision thereof; (y) any taxes, levies, imposts, duties, charges or fees to the extent of any credit or other benefit actually realized by such Agent or Owner, as applicable, as a result thereof; and (z) any taxes, levies, imposts, duties, charges or fees imposed as a result of a change by the Agent or Owner, as applicable, of the office in which all or any part of its interest in the Certificates is acquired, accounted for or booked (all such excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to herein as "Excluded Taxes" and all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to herein as "Taxes"). If the Transferor or the Trustee shall be required by law to deduct any Taxes from or in respect of any sum required to be paid or deposited hereunder to or for the benefit any Owner or the Agent, then, to the extent provided in subsection 2.09(d), (i) such sum shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09), such Owner or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Transferor or the Trustee (as appropriate) shall make such deductions and (iii) the Transferor or the Trustee (as appropriate) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) To the extent provided in subsection 2.09(d), each Owner and the Agent shall be reimbursed for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts otherwise payable under this Section 2.09) paid by such Owner or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Each Owner and the Agent agrees to promptly notify the Transferor and the Servicer of any payment of such Taxes or Other Taxes made by it and, if practicable, any request, demand or notice received in respect thereof prior to such payment. In addition, in the event any Owner is required, in accordance with and pursuant to the terms of any agreement or other document providing liquidity support, credit enhancement or other similar support to such Owner in connection with the Certificates or the funding or maintenance of an interest therein, to compensate a bank or other financial institution in respect of taxes under circumstances similar to those described in this Section 2.09, then, to the extent provided in subsection 2.09(d), such Owner shall be reimbursed for any such compensation so paid by it. A certificate as to the amount of any indemnification pursuant to this subsection 2.09(b) submitted to the Transferor by such Owner or the Agent, as the case may be, setting forth in reasonable detail the basis for and the calculation thereof, shall (absent manifest error) be prima facie evidence as to such amount.

          (c) Within 30 days after the date of any payment of Taxes or Other Taxes, the Transferor will furnish to the Agent the original or a certified receipt evidencing payment thereof.

          (d) Any amounts payable to an Owner or the Agent pursuant to this
     Section 2.09 shall be included in the Additional Amounts for (i) in the case of amounts payable pursuant to subsection 2.09(a), the Interest Period in respect of which the payment subject to withholding is made, (ii) in the case of amounts payable pursuant to subsection 2.09(b), the first full Interest Period immediately succeeding the date on which the certificate specifying the amount owing was delivered and (iii) in either case, to the extent remaining outstanding, each

     Interest Period thereafter until paid in full. The Agent shall, out of amounts received by it in respect of the Additional Amounts on any Distribution Date, pay to each Owner and itself, as applicable, any reimbursement due pursuant to this Section 2.09, provided, however, that if the amount distributable in respect of the Additional Amounts on any Distribution Date is less than the aggregate amount payable to all Affected Parties pursuant to Sections 2.07, 2.08 and 2.09 for the corresponding Interest Period, the resulting shortfall shall be allocated among such Affected Parties on a pro rata basis (determined by the amount owed to each).

          (e) The Agent and each Owner (i) that is organized under the laws of a jurisdiction outside the United States hereby agrees to complete, execute and deliver to the Trustee from time to time prior to the initial Distribution Date on which such Person will be entitled to receive distributions pursuant to the Supplement and this Agreement, Internal Revenue Service form 4224 (or any successor form), (ii) at the request of the Transferor, hereby agrees to complete, execute and deliver to the Trustee from time to time prior to the initial Distribution Date on which such Person will be entitled to receive distributions pursuant to the Supplement and this Agreement, Internal Revenue Service form W-9 (or any successor form), and (iii) hereby agrees to complete, execute and deliver to the Trustee from time to time prior to the initial Distribution Date on which such Person will be entitled to receive distributions pursuant to the Supplement and this Agreement, such other forms or certificates as may be required under the laws of any applicable jurisdiction in order to permit the Transferor or the Trustee to make payments to, and deposit funds to or for the account of, such Person hereunder and under the Pooling and Servicing Agreement and the Supplement without any deduction or withholding for or on account of any United States tax. Each of the Agent and each Owner agrees to provide like additional subsequent duly executed forms on or before the date that any such form expires or becomes obsolete, or upon the occurrence of any event requiring an amendment, resubmission or change in the most recent form previously delivered by it and to provide such extensions or renewals as may be reasonably requested by the Transferor or the Trustee. Each of the Agent and the Owner certifies, represents and warrants that as of the date of this Agreement, or in the case of an Owner which is an assignee as of the date of such assignment, that (i) it is entitled (x) to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (other than taxes subject to withholding pursuant to Code Section 1446) and (y) to an exemption from United States backup withholding tax and (ii) it will pay any taxes attributable to its ownership of an interest in the Certificates. Each of the Agent and each Owner further agrees that compliance with this subsection 2.09(e) (including by reason of subsection 12.04(c) in the case of any sale or assignment of any interest in Certificates) is a condition to the payment of any amount otherwise due pursuant to subsections 2.09(a) and 2.09(b) hereof. Notwithstanding anything to the contrary herein, each of the Paying Agent, Servicer and Trustee shall be entitled to withhold any amount that it reasonably determines in its sole discretion is required to be withheld pursuant to section 1446 of the Code and such amount shall be deemed to have been paid to the Agent or Owner, as applicable, for all purposes of the Agreement.

          (f) Any Owner entitled to the payment of any additional amount pursuant to this Section 2.09 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to take such steps as would eliminate or reduce the amount of such payment; provided that no such steps shall be required to be taken if, in the reasonable judgment of such Owner, such steps would be materially disadvantageous to such Owner. To the extent that, notwithstanding such efforts, any Owner that is a Liquidity Provider is unable to eliminate an amount payable under this Section 2.09 and makes a demand hereunder, the Purchaser shall use its reasonable efforts to replace such Liquidity Provider with another commercial bank satisfactory to the Purchaser, the Agent and the Transferor; provided, however, that the Purchaser shall be under no obligation to so replace such Liquidity Provider if it is Barclays.

          (g) Without prejudice to the survival of any other agreement of the Transferor hereunder, the agreements and obligations of the Transferor contained in this Section 2.09 shall survive the termination of this Agreement.

                                   ARTICLE III

                                     CLOSING

     SECTION 3.01. Closing. The Closing (the "Closing") of the purchase and sale of the Certificates shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York 10103, at 10:00 a.m. (Eastern Daylight Time), on May 21, 1999, or, if the conditions to closing set forth in Articles IV and V of this Agreement shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or at such other time, date and place as the parties shall agree upon (the date of the Closing being referred to herein as the "Closing Date").

     SECTION 3.02. Transactions to be Effected at the Closing. At the Closing,
(a) the Purchaser will deliver to the Transferor (by wire transfer of immediately available funds to a bank account designated by the Transferor at least two Business Days prior to the Closing Date) an amount equal to the Purchase Price (net of certain amounts to be retained by the Agent pursuant to instructions from the Transferor) and (b) the Transferor shall deliver the Certificates to the Agent.


                                   ARTICLE IV

                         PURCHASER CONDITIONS PRECEDENT

     SECTION 4.01. Conditions Precedent to the Purchase of the Certificates. The obligation of the Purchaser to purchase and pay for the Certificates on the Closing Date is subject to the satisfaction at the time of the Closing of the following conditions:

          (a) Performance by the Transferor. All the terms, covenants, agreements and conditions of this Agreement, the Pooling and Servicing Agreement and the Supplement to be complied with and performed by the Transferor by the Closing shall have been complied with and performed in all material respects.

          (b) Representations and Warranties. Each of the representations and warranties of the Transferor made in this Agreement, the Pooling and Servicing Agreement and the Supplement shall be true and correct in all material respects as of the time of the Closing as though made as of such time (except to the extent they expressly relate to an earlier time).

          (c) Officers' Certificate. The Agent shall have received from the Transferor, in form and substance reasonably satisfactory to the Purchaser and the Agent, an Officer's Certificate, dated the Closing Date, certifying as to the satisfaction of the conditions set forth in subsections 4.01(a) and 4.01(b).

          (d) Certain Opinions of Counsel. The Agent shall have received from Orrick, Herrington & Sutcliffe LLP, acting as counsel to the Transferor, the Servicer and/or certain other parties, as applicable, favorable opinions, dated the Closing Date and reasonably satisfactory in form and substance to the Purchaser, the Agent and their counsel.

          (e) Opinion of Counsel to the Trustee. The Agent shall have received from McGuire, Woods, Battle & Boothe LLP, counsel to the Trustee, a favorable opinion, dated the Closing Date and reasonably satisfactory in form and substance to the Purchaser, the Agent and their counsel.

          (f) Financing Statements. The Agent shall have received evidence reasonably satisfactory to the Purchaser and the Agent that, on or before the Closing Date, UCC-1 financing statements have been filed in the offices of the Secretary of State or comparable offices of the applicable states and in the appropriate office or offices in such other locations as may be specified in the relevant opinions of counsel delivered pursuant to subsection 4.01(d) and in such other jurisdictions as its counsel deems appropriate, reflecting the assignments contemplated by such opinions of counsel and the respective interests of the applicable parties.

          (g) Ratings. To the extent required, each of Moody's and Standard & Poor's shall have confirmed in writing to the Purchaser that the purchase by the Purchaser of its interest in the Certificates would not result in the reduction or withdrawal of the then current rating of the Commercial Paper Notes.

          (h) Reserve Account. The Reserve Account shall have been established in accordance with the requirements of Section 4.11 of the Supplement, and there shall have been deposited therein an amount at least equal to the Required Reserve Account Amount, determined by reference to the Initial Invested Amount.

          (i) Pooling and Servicing Agreement et al. The Agent and the Purchaser shall have received a fully executed copy of each of the Pooling and Servicing Agreement, the Supplement and the other instruments, documents and agreements required to be delivered thereunder. Each of the Pooling and Servicing Agreement and the Supplement shall have been duly authorized, executed and delivered by the Transferor, the Servicer, and the Trustee, and shall be in full force and effect on the Closing Date.

          (j) Interest Rate Cap. The Interest Rate Cap shall be in full force and effect in accordance with the requirements of Section 4.13 of the Supplement.

          (k) No Actions or Proceedings. No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation by the Transferor, the Agent or the Purchaser of, or to invalidate, the transactions contemplated by this Agreement, the Supplement or any of the Liquidity Agreements or Enhancement Agreements in any material respect.

          (l) Approvals and Consents. All Governmental Actions of Governmental Authorities required by the Agent, the Purchaser or the Transferor with respect to the transactions contemplated by this Agreement, the Supplement and the Liquidity Agreements and Enhancement Agreements shall have been obtained or made.

          (m) Commercial Paper Market. The commercial paper market shall be available to the Purchaser at the time of the Closing.

          (n) Payment of Fees. All fees required to be paid to the Agent or the Purchaser in connection with the Closing pursuant to the Fee Letter shall have been paid.

          (o) Other Documents. The Transferor shall have furnished to the Purchaser or the Agent, as the case may be, such other information, certificates and documents as the Purchaser, the Agent or their counsel may reasonably request.

     SECTION 4.02. Conditions Precedent to Invested Amount Increases. The obligation of the Purchaser to make any Invested Amount Increase is subject to the satisfaction, as of the applicable Increase Date, of each of the applicable Increase Conditions and the other applicable conditions specified herein.


                                    ARTICLE V

                         TRANSFEROR CONDITIONS PRECEDENT

     SECTION 5.01. Conditions Precedent to the Sale of the Certificates. The obligation of the Transferor to sell the Certificates to the Agent on the Closing Date for the benefit of the Purchaser and the subsequent Owners from time to time is subject to the satisfaction at the time of the Closing of the following conditions:

          (a) Performance by the Purchaser and the Agent. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Purchaser or the Agent, as the case may be, by the Closing shall have been complied with and performed in all material respects.

          (b) Representations and Warranties. Each of the representations and warranties of each of the Purchaser and the Agent made in this Agreement shall be true and correct in all material respects as of the time of the Closing as though made as of such time (except to the extent they expressly relate to an earlier time).

          (c) Officer's Certificate. The Transferor shall have received from the Purchaser, in form and substance reasonably satisfactory to the Transferor, a certificate signed by an officer of the Purchaser, dated the Closing Date, certifying as to the satisfaction of the conditions set forth in subsections 5.01(a) and 5.01(b).

          (d) Opinion of Counsel to the Purchaser. The Transferor shall have received from Sidley & Austin, counsel to the Purchaser, a favorable opinion, dated the Closing Date and reasonably satisfactory in form and substance to the Transferor and its counsel.

          (e) Opinion of Counsel to the Trustee. The Transferor shall have received from McGuire, Woods, Battle & Boothe LLP, counsel to the Trustee, a favorable opinion, dated the Closing Date and reasonably satisfactory in form and substance to the Transferor and its counsel.

          (h) No Actions or Proceedings. No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation by the Transferor, the Agent or the Purchaser of, or to invalidate, the transactions contemplated by this Agreement in any material respect.

          (i) Approvals and Consents. All Governmental Actions of Governmental Authorities required by the Purchaser, the Agent or the Transferor with respect to the transactions contemplated by this Agreement shall have been obtained or made.

          (j) Other Documents. The Purchaser or the Agent, as applicable, shall have furnished to the Transferor such other information, certificates and documents as the Transferor or its counsel may reasonably request.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     Each of the Transferor and the Servicer hereby represents and warrants to the Owners and the Agent with respect to itself (giving effect, in the case of any Successor Servicer, any successor to the Transferor or any Additional Transferor, to such changes to Section 6.01 as may be necessary to reflect accurately the incorporation or other formation of such Successor Servicer, successor to the Transferor or Additional Transferor) as of the date of this Agreement, as of the Closing Date, and as of (and as a condition to any Invested Amount Increase occurring on) each Increase Date (but excluding, in the case of any Increase Date, Section 6.05), in each case with reference to the facts and circumstances then existing, as follows:

     SECTION 6.01. Corporate Existence. The Transferor is a corporation validly existing and in good standing under the laws of the State of Delaware, with full power and authority under such laws to own its properties and conduct its business as such properties are presently owned and such business is presently conducted and to execute, deliver and perform its obligations under this Agreement and each Certificate Document to which it is a party. The Servicer is a corporation validly existing and in good standing under the laws of the State of Delaware, with full power and authority under such laws to own its properties and conduct its business as such properties are presently owned and such business is presently conducted and to execute, deliver and perform its obligations under this Agreement and each Certificate Document to which it is a party.

     SECTION 6.02. Corporate Authority. The Transferor or the Servicer, as applicable, has the corporate power, authority and right to make, execute, deliver and perform this Agreement and each Certificate Document to which it is a party and all the transactions contemplated hereby and thereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each Certificate Document to which it is a party; and, when executed and delivered, each of this Agreement and the Certificate Documents to which it is a party will constitute its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, receivership, conservatorship and other laws of general applicability relating to or affecting creditors' rights generally from time to time in effect. The enforceability of its obligations under such agreements is also subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and no representation or warranty is made with respect to the enforceability of its obligations under any indemnification provisions in such agreements to the extent that indemnification is sought in connection with securities laws violations and is contrary to public policy.

     SECTION 6.03. No Consents Required. No consent, license, approval or authorization of, or registration with, any Governmental Authority is required to be obtained by the Transferor or the Servicer, as applicable, in connection with the execution, delivery or performance by the Transferor or the Servicer, as applicable, of each of this Agreement and the Certificate Documents that has not been duly obtained and which is not and will not be in full force and effect on the Closing Date or the relevant Increase Date, as applicable.

     SECTION 6.04. No Violation. The execution, delivery and performance of each of this Agreement and the Certificate Documents do not violate any provision of any existing law or regulation applicable to the Transferor or the Servicer, as applicable, any order or decree of any court or other judicial authority to which it is subject, its charter or By-laws or any mortgage, indenture, contract or other agreement to which it is a party or by which it or any significant portion of its properties is bound (other than violations of such laws, regulations, orders, decrees, mortgages, indentures, contracts and other agreements which, individually or in the aggregate, would not have a material adverse effect on the Transferor's or the Servicer's, as applicable, ability to perform its obligations under, or the validity or enforceability of, this Agreement or the Certificate Documents).

     SECTION 6.05. Financial Statements. Prior to the Closing Date, the Transferor has delivered or caused to be delivered to the Agent complete and correct copies of, (a) the audited consolidated balance sheet of NextCard and its subsidiaries as of December 31, 1998, and the related audited consolidated statements of income and cash flows of NextCard and its subsidiaries for the fiscal year then ended, accompanied by the opinion of NextCard's independent certified public accountants and (b) the unaudited consolidated balance sheet of NextCard and its subsidiaries as of March 31, 1999, and the related unaudited consolidated statements of income and cash flows of NextCard and its subsidiaries for the fiscal quarter then ended. Such financial statements are complete and correct in all material respects and fairly present the financial condition of NextCard and its subsidiaries as of their respective dates and the results of operations of NextCard and its subsidiaries for the applicable periods then ended, subject to year-end adjustments in the case of unaudited information, all in accordance with generally accepted accounting principles or regulatory accounting principles, as applicable, consistently applied.

     SECTION 6.06. No Proceeding. There is no action, litigation or proceeding before any court, tribunal or governmental body presently pending or, to the knowledge of the Transferor or the Servicer, as applicable, threatened against the Transferor or the Servicer, as applicable, with respect to this Agreement, the Certificate Documents, the transactions contemplated hereby or thereby or the issuance of the Certificates, and there is no such litigation or proceeding against it or any significant portion of its properties which would have a material adverse effect on the transactions contemplated by, or its ability to perform its obligations under, this Agreement or any Certificate Document to which it is a party.

     SECTION 6.07. Trust Indenture Act; Investment Company Act. Neither the Pooling and Servicing Agreement nor the Supplement is required to be qualified under the Trust Indenture

Act of 1939, and the Trust is not required to be registered under the Investment Company Act of 1940, as amended.

     SECTION 6.08. No Pay Out Event or Other Default. No Pay Out Event or Servicer Default has occurred and is continuing, both before and immediately after giving effect to the purchase or issuance of the Certificates or the relevant Invested Amount Increase, as applicable, and no event, act or omission has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute a Pay Out Event or Servicer Default.

     SECTION 6.09. The Certificates. The Certificates have been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement and the Supplement and delivered to the Agent in accordance with this Agreement, will be duly and validly issued and outstanding, and will be entitled to the benefits of, as applicable, this Agreement and the applicable Certificate Documents.

     SECTION 6.10. Absence of Material Adverse Change. Since December 31, 1998, there has not been any material adverse change in the condition (financial or otherwise) of NextCard that has not been disclosed in writing by the Transferor or NextCard to the Agent.

     SECTION 6.11. Taxes, Etc. Any taxes, fees and other charges of Governmental Authorities imposed upon the Transferor or the Servicer, as applicable, in connection with the execution, delivery and performance by the Transferor or the Servicer, as applicable, of this Agreement, the Pooling and Servicing Agreement, the Supplement and, the Certificates or otherwise in connection with the Trust have been paid or will be paid by the Transferor or the Servicer, as applicable, at or prior to the Closing Date or the relevant Increase Date, as applicable, to the extent then due.

     SECTION 6.12. Disclosure. All written factual information heretofore furnished by the Transferor, the Servicer or any of their respective representatives to the Agent or any Owner or any of their representatives for purposes of or in connection with this Agreement, including, without limitation, information relating to the Accounts and Receivables and the Transferor?s credit card businesses, was true and correct in all material respects on the (a) date such information was furnished by the Transferor or the Servicer, as applicable, or (b) if such information specifically relates to an earlier date, on such earlier date.

     SECTION 6.13. Year 2000 Plan. Each of the Transferor and the Servicer have reviewed the areas within its business and operations that could be adversely affected by, and have developed a plan (the "Year 2000 Plan") to address on a timely basis, the risk that computer applications used to process any data related to this Agreement may produce materially adverse consequences in performing date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (such risk being referred to herein as the "Year 2000 Problem"). Each of the Transferor and the Servicer is taking or causing to be taken reasonable measures to address the Year 2000 Problem on a timely basis. To the best of the Transferor's and the Servicer's knowledge, the Year 2000 Problem will not materially and adversely affect the interests of the Owners under this Agreement, the Supplement and the Pooling and Servicing Agreement.

     SECTION 6.14. FICO Scores. As of the Closing Date, no more than [*] of the aggregate Principal Receivables have related Obligors with FICO Scores as of the date of the origination of their respective Accounts of less than [*].

     SECTION 6.15. Location of Offices. The Transferor's principal place of business and chief executive office is located in the State of California, or such other jurisdiction with respect to which the requirements specified in
Section 8.05 hereof have been satisfied.

     SECTION 6.16. Pooling and Servicing Representations and Warranties. Its representations and warranties in


"An asterisk [*] indicates that certain information has been omitted from this agreement pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission."

Sections 2.03 and 2.04 (in the case of a Transferor) or Section 3.03 (in the case of the Servicer) of the Pooling and Servicing Agreement are true and correct in all material respects as of the dates they were made (unless they specifically refer to an earlier date, in which case they were true and correct on such earlier date).


                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES
                         OF THE PURCHASER AND THE AGENT

     Each of the Purchaser and the Agent hereby represents and warrants to the Transferor as to itself as of the date of this Agreement and as of the Closing Date as follows:

     SECTION 7.01. Organization. The Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. The Agent is duly incorporated under the laws of England.

     SECTION 7.02. Authority. The Purchaser or the Agent, as applicable, has the corporate power, authority and right to make, execute, deliver and perform this Agreement and all the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement; and, when executed and delivered, this Agreement will constitute its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, receivership, conservatorship and other laws of general applicability relating to or affecting creditors' rights generally from time to time in effect. The enforceability of its obligations under this Agreement is also subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and no representation or warranty is made with respect to the enforceability of its obligations under any indemnification provisions in such agreements to the extent that indemnification is sought in connection with securities laws violations and is contrary to public policy.

     SECTION 7.03. Securities Act. The Certificates purchased by the Agent for the benefit of the Purchaser pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof, and neither the Purchaser nor the Agent will offer to sell or otherwise dispose of any Certificates so acquired by it (or any interest therein) in violation of any of the registration requirements of the Act or any applicable state or other securities laws. Each of the Purchaser and the Agent acknowledges that it has no right to require the Transferor to register under the Act or any other securities law any Certificates to be acquired by the Agent for the benefit of the Purchaser or any other Owner pursuant to this Agreement. Each of the Agent and the Purchaser will execute and deliver to the Transferor on or before the Closing Date an Investment Letter with respect to the purchase of the Certificates.

     SECTION 7.04. Investment Company Act. Neither the Purchaser nor the Agent is subject to registration as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.


                                  ARTICLE VIII

                           COVENANTS OF THE TRANSFEROR

     SECTION 8.01. Access to Information. From the Closing Date until the Collection Date, each of the Transferor and the Servicer will, at any time and from time to time during regular business hours, on at least five Business Days' (or if a Pay Out Event or Servicer Default or event that with the giving of notice or lapse of time or both would constitute a Pay Out Event or Servicer Default, has occurred, one Business Day's) notice to the Transferor or the Servicer, as the case may be, permit the Agent or any Owner, or its agents or representatives, at the Agent's or such Owner's expense (or if a Pay Out Event or Servicer Default or event that with the giving of notice or lapse of time or both would constitute a Pay Out Event or Servicer Default, has occurred, at the expense of the Transferor in the case of a Pay Out Event or the Servicer in the case of a Servicer Default), (a) to examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Transferor or the Servicer, as the case may be, relating to the Receivables (other than names of account holders and strategic plans for the Servicer's credit card business), including the forms of Credit Card Agreements under which such Receivables arise, and (b) to visit the offices and properties of the Transferor or the Servicer, as applicable, for the purpose of examining such materials described in clause (a) above.

     SECTION 8.02. Reporting Requirements of the Transferor. From the Closing Date until the Collection Date, the Transferor will furnish to the Agent:

          (a) a copy of each certificate, report, statement, notice or other communication furnished by or on behalf of the Transferor or the Servicer to the Trustee or any Rating Agency, or any Series Enhancer (other than investment instructions or any such item furnished to the Trustee or any Rating Agency relating solely to one or more Series other than Series 1999-2), concurrently therewith, and promptly after receipt thereof, a copy of each notice, demand or other communication received by or on behalf of the Transferor or the Servicer under the Pooling and Servicing Agreement or the Supplement (other than any such item relating solely to one or more Series other than Series 1999-2);

          (b) such other information, documents, records or reports respecting the Accounts, the Receivables or the servicing thereof or the Trust as the Agent or any Owner may from time to time reasonably request;

          (c) (i) within 90 days following the end of each fiscal year of NextCard, beginning with the fiscal year ending December 31, 1999, the audited consolidated balance sheet of NextCard and its subsidiaries as of the end of such fiscal year, and the related audited consolidated statements of income and cash flows of NextCard and its subsidiaries for such fiscal year, accompanied by the opinion of NextCard's independent certified public accountants and (b) within 45 days following the end of each fiscal quarter of NextCard, beginning with the fiscal quarter ending June 30, 1999, the unaudited consolidated balance sheet of NextCard and its subsidiaries as of the end of such fiscal quarter, and the related unaudited consolidated statements of income and cash flows of NextCard and its subsidiaries for such fiscal quarter; and

          (d) such publicly available information, documents, records or reports respecting NextCard, the Transferor or the condition or operations, financial or otherwise, of NextCard or the Transferor as the Agent or any Owner may from time to time reasonably request.

     SECTION 8.03. Optional Repurchase. The Transferor shall not exercise its right to repurchase the Certificates pursuant to Section 7.01 of the Supplement and Section 12.05 of the Pooling and Servicing Agreement unless the Owners and the Agent have been paid, or will be paid upon such repurchase, the outstanding principal balance of the Certificates, all interest thereon and all other amounts owing hereunder in full.

     SECTION 8.04. Termination of the Loan Agreement. Upon the Closing, the Transferor shall furnish to the Agent documentation satisfactory in form and substance to the Agent evidencing (a) the termination of Supplement No. 1, dated as of December 1, 1998, among the Transferor, the Servicer and the Trustee, supplementing the Pooling and Servicing Agreement as in effect prior to the amendment and restatement thereof as of May 21, 1999, (b) the termination of the Loan Agreement, dated as of December 29, 1998, among the Transferor, the lenders party thereto and Credit Suisse First Boston, New York Branch, as administrative agent and arranger, (c) the repayment in full of all loans and other amounts owing under such Loan

Agreement and (d) the release of any and all liens, security interests, guaranties and other interests or arrangements supporting repayment of such loans and other amounts under such Loan Agreement, other than liens, security interests and other interests or arrangements granted to and held by the Trustee under the Pooling and Servicing Agreement for the benefit of the Certificateholders.

     SECTION 8.05. Location of Chief Executive Office. The Transferor shall not move its principal place of business and chief executive office to a location outside the State of California unless it shall have given the Agent at least 30 days' prior written notice of such relocation and shall have executed and filed such UCC financing statements and other items and delivered such opinions as the Agent deems reasonably necessary to maintain the Trustee's perfected security interest in the Receivables.


                                   ARTICLE IX

                                   [RESERVED]


                                    ARTICLE X

                                 INDEMNIFICATION

     SECTION 10.01. Indemnification by the Transferor and the Servicer. (a) The Transferor shall indemnify and hold harmless each Owner, the Agent, their respective Affiliates and their respective officers, directors, employees, stockholders, agents and representatives, against any and all losses, claims, damages, liabilities or reasonable expenses (including legal and accounting fees) (collectively, "Losses"), as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation or warranty of the Transferor set forth in this Agreement, the Supplement or the Pooling and Servicing Agreement or in any certificate delivered pursuant hereto or thereto; provided, however, that the Transferor shall not be so required to indemnify any such Person or otherwise be liable to any such Person hereunder for (i) any Losses incurred for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation or warranty set forth in the Pooling and Servicing Agreement a remedy for the breach of which is provided in Section
2.05 or 2.06 of the Pooling and Servicing Agreement or (ii) any Losses asserted by any such Person constituting indirect or consequential damages incurred by such Person.

          (b) The Servicer shall indemnify and hold harmless each Owner, the Agent, their respective Affiliates and their respective officers, directors, employees, stockholders, agents and representatives, against any and all Losses, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation or warranty of the Servicer set forth in this Agreement, the Supplement or the Pooling and Servicing Agreement or in any certificate delivered pursuant hereto or thereto; provided, however, that the Servicer shall not be so required to indemnify any such Person or otherwise be liable to any such Person hereunder for (i) any Losses incurred for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation or warranty set forth in the Pooling and Servicing Agreement a remedy for the breach of which is provided in Section 3.03 of the Pooling and Servicing Agreement or (ii) any Losses asserted by any such Person constituting indirect or consequential damages incurred by such Person.

     SECTION 10.02. Costs and Expenses. The Transferor agrees to pay on demand to (a) the Agent and the Purchaser all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including any amendments, waivers or consents, other than amendments, waivers and consents made solely at the request of the Purchaser or the Agent, as opposed to the Transferor or the Servicer) of this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, (i) the reasonable fees and out-of-pocket expenses of counsel for each of the Agent and the Purchaser, with respect thereto and with respect to advising each of the Agent and the Purchaser, as to its respective rights and remedies under this Agreement and the other documents delivered hereunder or in connection herewith, (ii) rating agency fees, costs and expenses incurred in connection with the purchase by the Purchaser of the Certificates, and (iii) other reasonable fees, costs and expenses incurred by the Purchaser or the Agent in connection with the purchase by the Purchaser of the Certificates (including trustee's fees, costs and expenses), and (b) to the Agent and any other Affected Party, all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement, and the other documents delivered hereunder or in connection herewith.

                                   ARTICLE XI

                                    THE AGENT

     SECTION 11.01. Authorization and Action. (a) Each of the Owners hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and any related agreement, instrument and document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Agent reserves the right, in its sole discretion to exercise any rights and remedies under this Agreement or any related agreement, instrument or document executed and delivered pursuant hereto, or pursuant to applicable law, and also to agree to any amendment, modification or waiver of this Agreement or any related agreement, instrument and document, in each instance, on behalf of the Owners. Notwithstanding anything herein or elsewhere to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

          (b) The Purchaser and each subsequent Owner from time to time hereby consents to the registration of the Certificates in the name of the Agent, solely for purposes of administration and convenience, and agrees that in such capacity the Agent shall have no beneficial ownership interest in any Certificate. Without limiting the authorization of and delegation to the Agent set forth in the foregoing Section 11.01(a), it is hereby acknowledged and agreed that all payments in respect of any Certificates and in respect of fees and other amounts owing to the Owners under this Agreement shall, except as otherwise expressly provided herein, be remitted by the applicable payor to the Agent, and the Agent shall distribute all such amounts, promptly following receipt thereof, to the applicable parties in interest according to their respective interests therein, determined by reference to the terms of the Pooling and Servicing Agreement, the Supplement, this Agreement and the Agent's books and records relating to such Certificates, the Pooling and Servicing Agreement, the Supplement and this Agreement (it being agreed that the entries made in such books and records of the

     Agent shall be conclusive and binding for all purposes absent manifest error).

     SECTION 11.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any related agreement, instrument or document except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Agent: (a) may consult with legal counsel (including counsel for the Transferor, the Servicer or the Trustee), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Owner and shall not be responsible to any Owner for any statements, warranties or representations made in or in connection with this Agreement or in connection with any related agreement, instrument or document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any related agreement, instrument or document on the part of the Transferor, the Servicer or the Trustee or to inspect the property (including the books and records) of the Transferor, the Servicer or the Trustee; (d) shall not be responsible to any Owner for the due execution, legality, validity, enforceability, genuineness or sufficiency of value of this Agreement or any related agreement, instrument or document; (e) shall not be deemed to be acting as any Owner's trustee or otherwise in a fiduciary capacity hereunder or in connection with any related agreement, instrument or document; and (f) shall incur no liability under or in respect of this Agreement or any related agreement, instrument or document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex or facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 11.03. Agent and Affiliates. To the extent that the Agent or any of its Affiliates shall become an Owner, the Agent or such Affiliate, in such capacity, shall have the same rights and powers under this Agreement and each related agreement, instrument and document as would any Owner and may exercise the same as though it were not the Agent or such Affiliate, as the case may be. The Agent and its Affiliates may generally engage in any kind of business with the Transferor or the Trustee, any Obligor or any of their respective Affiliates and any Person who may do business with or own securities of any of the foregoing, all as if it were not the Agent or such Affiliate, as the case may be, and without any duty to account therefor to the Owners.

     SECTION 11.04. Purchase Decision. Each Owner acknowledges that it has, independently and without reliance upon the Agent, any other Owner or any of their respective Affiliates, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and to invest in the Certificates (or such interest therein as such Owner may hold). Each Owner also acknowledges that it will, independently and without reliance upon the Agent, any other Owner or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement or any related agreement, instrument or other document.


     SECTION 11.05. Indemnification. Each Owner (other than the Purchaser) agrees to indemnify the Agent (to the extent not reimbursed by any the Transferor), ratably according to its share of the aggregate outstanding principal balance of the Certificates from time to time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any related agreement, instrument or document, or any action taken or omitted by the Agent under this Agreement, or any related agreement, instrument or document; provided, however, that an Owner shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Owner (including the Purchaser, but only to the extent the Purchaser is reimbursed by the Transferor for such a expenses) agrees to reimburse the Agent, ratably according to its share of the aggregate outstanding principal balance of the Certificates from time to time, promptly upon demand, for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or and related agreement, instrument or document.

     SECTION 11.06. Successor Agent. The Agent may resign at any time by giving thirty days' notice thereof to the Owners, the Transferor and the Trustee and such resignation shall become effective upon the appointment and acceptance of a successor Agent as described below. Upon any such resignation, the Owners shall have the right to appoint a successor Agent approved by the Transferor (which approval will not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Owners and accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Owners, appoint a successor Agent approved by the Transferor (which approval will not be unreasonably withheld or delayed), which successor Agent shall be (a) either (i) a commercial bank having a combined capital and surplus of at least $250,000,000 or (ii) an Affiliate of such bank and (b) experienced in the types of transactions contemplated by this Agreement. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.

                                   ARTICLE XII

                                  MISCELLANEOUS

     SECTION 12.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Transferor or the Servicer herefrom, shall in any event be effective unless (a) the same shall be in writing and signed by the Transferor, the Servicer, the Required Owners and the Agent, and (b) each Rating Agency then rating the Commercial Paper Notes shall have confirmed that such amendment, waiver or consent will not result in a reduction or withdrawal of its then current rating of such Commercial Paper Notes. Any such amendment, waiver or consent shall be effective in any event only in the specific instance and for the specific purpose for which given.

     SECTION 12.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telecopies, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, as to each party hereto, at its address set forth below or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answer back or delivered to the cable company, respectively.

                  If to the Purchaser:

                           Sheffield Receivables Corporation
                           c/o Barclays Bank PLC
                           222 Broadway
                           New York, New York  10038
                           Attention:  Michael Wade
                           Telephone No.:  (212) 412-2812
                           Telecopier No.:  (212) 412-6846

                           With a copy to the Agent;

                           If to the Agent:

                           Barclays Bank PLC
                           222 Broadway
                           New York, New York  10038
                           Attention:  Michael Wade
                           Telephone No.:  (212) 412-2812
                           Telecopier No.:  (212) 412-6846;


                           If to the Transferor:

                           NextCard Funding Corp.
                           595 Market Street
                           Suite 2250
                           San Francisco, California  94105
                           Attention:  Chief Financial Officer; and

                           If to the Servicer:

                           NextCard, Inc.
                           595 Market Street
                           Suite 950
                           San Francisco, California  94105
                           Attention:  Chief Financial Officer
                           Telephone No.:  (415) 826-9700
                           Telecopier No.:  (415) 836-9701.

     SECTION 12.03. No Waiver; Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 12.04. Binding Effect; Assignability. (a) This Agreement shall be binding upon each of and inure to the benefit of the Transferor, the Servicer, the Agent, the

Owners and their respective successors and permitted assigns.

          (b) Neither the Transferor nor the Servicer may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Required Owners and the Agent.

          (c) An Owner may, at any time, subject to the terms and conditions hereinafter set forth and the terms and conditions of the Supplement, (i) without the consent of the Transferor, assign, or grant undivided participation interests in, any or all of its rights and obligations hereunder or under the Certificates to the Purchaser, any Liquidity Provider, any Enhancement Provider, Barclays or any Permitted Assignee and (ii) with the prior written consent of the Transferor, such consent not to be unreasonably withheld, assign, or grant undivided participation interests in, any or all of its rights and obligations hereunder or under the Certificates to any other Person; provided, however, that (A) without the prior written consent of the Transferor, such consent not to be unreasonably withheld, no participant (other than the Purchaser, a Liquidity Provider, any Enhancement Provider or Barclays) or Affected Party claiming through a participant (other than the Purchaser, a Liquidity Provider, an Enhancement Provider or Barclays) shall be entitled to receive any payment pursuant to Sections 2.07, 2.08, 2.09 or 10.02 in excess of the amount that the Owner granting such participation interest would have been entitled to receive had such participation interest not been sold to such participant; (B) in the case of any transfer by sale, assignment or participation, the transferee as a condition of transfer shall be subject to compliance with subsections 2.09(e) and (f) hereof; (C) the aggregate number of Owners at any time shall not exceed [*] (excluding, if applicable, any Federal Reserve Bank to which a pledge is made); and (D) no assignment or participation hereunder shall be effective unless the Agent shall have first consented thereto in writing, such consent being required for the purpose of assuring compliance with the requirements of this subsection 12.04(c). Any assignment or grant of a participation interest by an Owner pursuant to this subsection 12.04(c) shall be effected pursuant to documentation satisfactory in form and substance to


"An asterisk [*] indicates that certain information has been omitted from this agreement pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission."

     the Agent. Upon the consummation of any such assignment or sale hereunder, the assignee shall be subject to all of the obligations and entitled to all of the rights and benefits of the assignor hereunder. The Agent shall promptly notify the Transferor of any sale, assignment or participation under this Section 12.04. The Purchaser hereby agrees that promptly following the sale of any assignment or participation by any Liquidity Provider or Enhancement Provider of all or any portion of its rights and obligations under the applicable Liquidity Agreement or Enhancement Agreement, the Purchaser, to the extent that the Transferor's prior consent to such assignment or participation is not required hereunder, shall notify the Transferor thereof, specifying the transferor, the transferee and the extent of the applicable assignment or participation.

          (d) It is expressly agreed that, in connection with any assignment, sale or other transfer or any proposed assignment, sale or other transfer of any Certificate or any interest therein, each Owner making or proposing to make such assignment, sale or other transfer may provide such information regarding the Receivables, the Trust, the Pooling and Servicing Agreement and the Supplement as such Owner may deem appropriate to any such assignee, purchaser or other transferee or proposed assignee, purchaser or other transferee, as applicable (any such Person being a "Transferee"), of such Certificate or such interest therein, provided, that the Transferor shall have the right to review and participate in the preparation of such information for distribution to any Transferee and, provided, further, that prior to any such disclosure of such information, such Transferee shall have agreed to maintain the confidentiality of such information designated by the Transferor as confidential on substantially the basis set forth in
     Section 12.10.

          (e) Except as otherwise expressly provided herein, no Owner shall assign, sell or otherwise transfer any Certificates or any interest therein to any Person unless such Person delivers to the Transferor a duly executed letter substantially in the form of the Investment Letter.

          (f) The Agent may assign at any time its rights and obligations hereunder and interests herein as Agent (i) without the consent of the Owners or the Transferor, to any Affiliate of Barclays and (ii) with the prior written consent of the Transferor (such consent not to be unreasonably withheld), to any other Person.

          (g) Each Owner may assign and pledge all or a portion of such Owner's interest in the Certificates to any Federal Reserve Bank as collateral to secure any obligation of such Owner to such Federal Reserve Bank. Notwithstanding anything to the contrary herein or in the Supplement, such assignment may be made at any time without notice or other obligation with respect to the assignment, including the delivery of an Investment Letter.

          (h) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the provisions of Sections 10.01, 10.02, 12.07, 12.09 and
     12.10 shall be continuing and shall survive any termination of this Agreement.

          (i) To the extent that pursuant to the terms of the Supplement or this Agreement, the Transferor has the right to procure a replacement for the Agent or any Owner, and the Person proposed to be replaced is either Barclays or the Purchaser, the Transferor agrees that it shall not be entitled to replace either such Person in any capacity under or in connection with this Agreement or the Supplement unless each of the Purchaser and Barclays is replaced in each and every capacity in which it acts under or in connection with this Agreement and the Supplement. Without limiting the foregoing, each of the Purchaser and the Agent hereby agrees to take all actions necessary to permit a replacement to succeed to its respective rights and obligations hereunder.

     SECTION 12.05. Certificates as Evidence of Indebtedness. It is the intent of the Transferor, the Purchaser and the other Owners that, for all federal, state, local and foreign taxes, the Certificates will be evidence of indebtedness of the Transferor. Each of the Transferor, the Purchaser and the other Owners agrees to treat the Certificates for purposes of all federal, state, local and foreign taxes as indebtedness of the Transferor secured by the Receivables and other assets held in the Trust.

     SECTION 12.06. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW PROVISIONS EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

     SECTION 12.07. No Proceedings. (a) The Transferor, each Owner and the Agent each hereby agrees that it will not, prior to the date that is one year and one day after the latest maturing commercial paper note, medium term note or other debt instrument issued by the Purchaser has been issued, acquiesce, petition or otherwise invoke or cause the Purchaser to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Purchaser under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Purchaser or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Purchaser. The Transferor, each Owner and the Agent each hereby further agrees that prior to the date that is one year and one day after the latest maturing commercial paper note, medium term note or other debt instrument issued by the Purchaser has been issued, amounts payable by the Purchaser under or in connection with this Agreement as reimbursement for out-of-pocket expenses or indemnification shall be payable only to the extent that payment thereof will not render the Purchaser insolvent and is made from funds of the Purchaser that are freely distributable by the Purchaser at the Purchaser's discretion.

          (b) Each Owner and the Agent hereby agrees that it will not, prior to the date that is one year and one day after the termination of the Pooling and Servicing Agreement with respect to the Trust or the Transferor, acquiesce, petition or otherwise invoke or cause the Trust or the Transferor to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Trust or the Transferor under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust or the Transferor or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Trust or the Transferor. Each Owner and the Agent each further agrees that prior to the date that is one year and one day after the termination of the Pooling and Servicing Agreement with respect to the Transferor, amounts payable by the Transferor under or in connection with this Agreement as reimbursement for out-of-pocket expenses or indemnification shall be payable only to the extent that payment thereof will not render the Transferor insolvent and is made from funds of the Transferor that are freely distributable by the Transferor at the Transferor's discretion.

          (c) The provisions of this Section 12.07 shall survive the termination of this Agreement.

     SECTION 12.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     SECTION 12.09. No Recourse. (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Purchaser (whether in its capacity as the Purchaser or as an Owner under this Agreement) as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, employee or director of the Purchaser, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise (except to the extent that recourse against any such Person arises from the gross negligence or willful misconduct of such Person); it being expressly agreed and understood that the agreements of the Purchaser contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Purchaser, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, affiliate, officer, employee or director of the Purchaser, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Purchaser contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of each incorporator, stockholder, affiliate, officer, employee or director of the Purchaser, or any of them, for breaches by the Purchaser of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, or by statute or constitution, or otherwise, is hereby expressly waived except to the extent that such personal liability of any such Person arises from the gross negligence or willful misconduct of such Person.

          (b) The provisions of this Section 12.09 shall survive the termination of this Agreement.

     SECTION 12.10. Confidentiality. Each Owner and the Agent hereby agrees to take such measures as shall be reasonably requested by the Transferor to protect and maintain the confidentiality of such information relating to the Receivables as such Transferor may from time to time expressly identify to such Owner or the Agent (as the case may be) as confidential information; provided, however, that none of the Owners or the Agent shall be obligated to take or observe any such measure if to do so would, in the reasonable judgment of such Owner or the Agent, as the case may be, (a) be inconsistent with any Requirement of Law or compliance by such Owner or the Agent with any binding request of any regulatory body having jurisdiction over such Owner or the Agent, as the case may be or (b) materially and adversely affect the ability of such Owner or the Agent to perform its obligations hereunder or in connection herewith or to enforce its rights hereunder or in connection herewith.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                      NEXTCARD FUNDING CORP.



                                      By: /s/ JOHN V. HASHMAN
                                         -----------------------------------
                                         Name:   John V. Hashman
                                         Title:  Chief Financial Officer

                                      NEXTCARD, INC.


                                      By: /s/ JOHN V. HASHMAN
                                         -----------------------------------
                                         Name:   John V. Hashman
                                         Title:  Chief Financial Officer



                                      SHEFFIELD RECEIVABLES CORPORATION

                                      By: Barclays Bank PLC,
                                               as attorney-in-fact


                                      By:  /s/ ANDREW SHUSTER
                                          -----------------------------------
                                          Name:   Andrew Shuster
                                          Title:  Associate Director


                                      BARCLAYS BANK PLC, as the Agent


                                      By:  /s/ ANDREW SHUSTER
                                          -----------------------------------
                                          Name:   Andrew Shuster
                                          Title:  Associate Director




                              Signature Page -- 59
                                       to
                         Certificate Purchase Agreement
                            Dated as of May 21, 1999
                     (NextCard Master Trust, Series 1999-2)